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                                                                    EXHIBIT 11.1

                        MAXIM INTEGRATED PRODUCTS, INC.

                        COMPUTATION OF INCOME PER SHARE
                (amounts in thousands, except per share amounts)

                                                         THREE MONTHS             SIX MONTHS
                                                             ENDED                   ENDED
                                                         DECEMBER 31,            DECEMBER 31,
                                                      -------------------     -------------------
                                                       1993        1994        1993        1994
                                                      -------     -------     -------     -------
Weighted average shares outstanding                    28,116      28,794      28,050      28,757
Add weighted average shares from assumed exercise
  of options and warrants when treasury shares are
  reacquired at average stock market price              5,347       6,454       5,131       6,152
Less weighted average shares assumed repurchased
  from tax benefit from the assumed exercise of
  non-qualified stock options                          (1,847)     (2,190)     (1,772)     (2,108)
                                                      -------     -------     -------     -------
Common and common equivalent shares used in
  computing income per share                           31,616      33,058      31,409      32,801
                                                      =======     =======     =======     =======
Net income applicable to computation of income per
  share                                               $ 5,686     $ 8,930     $10,989     $17,234
                                                      =======     =======     =======     =======
Income per share                                      $  0.18     $  0.27     $  0.35     $  0.53
                                                      =======     =======     =======     =======
Note: All shares are adjusted to reflect the two for one stock split effective on December 7,
  1994.
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